Exhibit 99

Media Contact:	Investor Contact
Kristen Baird Adams	Jill Hennessey
216-222-8202	216-222-9253
NATIONAL CITY COMPLETES ACQUISITION OF FIDELITY BANKSHARES
CLEVELAND, January 8, 2007 — National City Corporation (NYSE: NCC) has announced the completion of its acquisition of West Palm Beach, Florida-based Fidelity Bankshares, Inc., effective Jan. 5, 2007. Fidelity Bankshares operates Fidelity Federal Bank & Trust, with 52 branch offices in Palm Beach, Martin, Broward, and St. Lucie counties.
“We’re excited to partner with Fidelity Federal. With a shared passion for doing what’s right for our customers and communities, we look forward to bringing National City’s broader menu of products and services and expanded delivery channels to our new Florida markets,” said David A. Daberko, chairman and chief executive officer of National City. Fidelity Bankshares CEO Vince Elhilow will remain in his current role, overseeing Fidelity markets for National City.
With completion of the Fidelity transaction and the close last month of National City’s acquisition of Fort Pierce-based Harbor Florida Bancshares, National City now has a 94-branch network along Florida’s east coast. Conversion of Harbor Florida and Fidelity Bankshares business systems to National City’s platform will be completed in March and April, respectively, at which times the companies will begin offering National City’s full suite of products and services and operating under the National City name.
While these transactions mark National City’s first retail banking presence in Florida, the company has conducted business in the state for many years, primarily residential and commercial real estate lending, commercial finance, and personal wealth management.
About National City
National City Corporation (NYSE: NCC), headquartered in Cleveland, Ohio, is one of the nation’s largest financial holding companies. The company operates through an extensive banking network primarily in Ohio, Florida, Illinois, Indiana, Kentucky, Michigan, Missouri and Pennsylvania, and also serves customers in selected markets nationally. Its core businesses include commercial and retail banking, mortgage financing and servicing, consumer finance and asset management. For more information about National City, visit the company’s Web site at www.nationalcity.com.